Exhibit 10.13

Memorandum and Acceptance Agreement

To:	[•]

From:	AGNC Mortgage Management, LLC

Date:	[•], 2017

Re:	Performance Incentive Plan - MTGE Award

We are pleased to inform you that on [•], 2017, AGNC Mortgage Management, LLC (the “Company”) granted you an Incentive Award (the “Award”) under the terms of the AGNC Mortgage Management, LLC Performance Incentive Plan - MTGE (the “Plan”) in the amount of $[•] (allocated to notional MTGE shares), subject to your acceptance of and agreement to the terms and conditions described in this Memorandum and Acceptance Agreement (this “Agreement”). As your Award vests, it will be paid pursuant to Section 6 of the Plan, subject to the terms of any valid deferral election between you and the Company. Capitalized terms used in this Agreement that are not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
Your Award consists of three (3) equal installments (each, an “Installment”), each of which shall be considered a separate payment for purposes of Section 409A of the Code. Your Installments shall vest pursuant to the following vesting schedule, subject to your continued service with the Company and/or an Affiliate and the conditions set forth in the Plan:

Date	Vested Percentage
33.33%
33.33%
33.34%

Notwithstanding the foregoing, your Award will become fully vested if, while you are continuously employed by the Company, AGNC or any of their Affiliates (or any of their successors), your employment with the Company, AGNC or any of their Affiliates (or any of their successors) terminates as a result of: (i) your death, (ii) your Disability (pursuant to subparagraph 5(b)(ii) of the Employment Agreement), (iii) a Termination Without Cause (as defined in the Employment Agreement) or (iv) a Termination For Good Reason (as defined in the Employment Agreement). For purposes of this paragraph, “Employment Agreement” means the Amended and Restated Employment Agreement, entered into as of [ ], between you and the Company.
If you have any questions, please contact your Human Resources representative.
Otherwise, please sign below and return to [•] by [•], 2017 to accept and agree to the terms of the Award, including your agreement that the Award is fully subject to, and governed by, the terms of the Plan (as specifically modified herein), a copy of which the Company has previously provided to you.
Sincerely,
AGNC Mortgage Management, LLC
Accepted and agreed this _____ day of ____________, 2017:

[•]